Registration no. 333-98333
Filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED SEPTEMBER 10, 2002

ANDREW CORPORATION

16,278,805 Shares of Common Stock

        This Prospectus Supplement supplements the Prospectus dated September 10, 2002 relating to, among other things, the resale by certain selling stockholders (the "Sellers") of up to 16,278,805 shares of common stock of Andrew Corporation (the "Corporation"). The shares were acquired by the Sellers in connection with the merger of Celiant Corporation and a wholly owned subsidiary of the Corporation as described in the attached Prospectus under the caption "Selling Stockholders."

        One of the selling stockholders identified in the accompanying Prospectus, John J. Mack has transferred all of the common stock of the Corporation owned by him to a Grantor Retained Annuity Trust, the JJM 2002 GRAT 2, of which Mr. Mack is the immediate beneficiary.

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by each of the selling stockholders as of December 3, 2002. As of December 3, 2002, there were 98,228,030 shares of common stock outstanding.

			Shares beneficially owned after the sale of shares covered by this prospectus (1)
	Shares beneficially owned prior to the sale of shares covered by this prospectus
		Number of shares covered by this prospectus
Name of selling stockholder
			Number	Percent
NV Partners II LP	8,368,755	8,368,755	0	0
Funds Managed by Pequot Capital Management, Inc. (2)	6,926,444	6,926,444	0	0
JJM 2002 GRAT 2 (3)	983,606	983,606	0	0
Total	16,278,805	16,278,805	0	0

(1)
Assumes all shares offered hereby are sold and no additional shares become beneficially owned.

(2)
Shares beneficially owned by Pequot Capital Management, Inc. represents 4,254,303 shares held of record by Pequot Private Equity Fund III, L.P., 599,719 shares held of record by Pequot Offshore Private Equity Partners III, L.P. and 2,072,422 shares held of record by Pequot Endowment Fund, L.P. Pequot Capital Management, Inc., which manages the Pequot Funds, holds voting and dispositive power for all shares held by the Pequot Funds. Gerald A. Poch, a Managing Director of Pequot Capital Management, Inc. and a member of our board of directors, may be deemed to beneficially own the securities held by the Pequot Funds and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(3)
Mr. John J. Mack is the immediate beneficiary of the JJM 2002 GRAT 2, of which Ms. Christy Mack serves as the trustee. The trust will pay Mr. Mack an annuity income for a period of three years after which time the corpus of the trust will be distributed to Mr. Mack's children.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 6, 2002